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                                                                     Exhibit 4.1





                               DAOU SYSTEMS, INC.


                          EMPLOYEE STOCK PURCHASE PLAN






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                               DAOU SYSTEMS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                                TABLE OF CONTENTS

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                                                                                                               PAGE
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
I.       PURPOSE..................................................................................................1

2.       DEFINITIONS..............................................................................................1

3.       ELIGIBILITY..............................................................................................3

4.       PARTICIPATION AND WITHDRAWAL.............................................................................4

5.       OFFERING.................................................................................................5

6.       PURCHASE OF STOCK........................................................................................7

7.       PAYMENT AND DELIVERY.....................................................................................7

8.       RECAPITALIZATION.........................................................................................7

9.       MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS......................................................8

10.      TRANSFERABILITY..........................................................................................8

11.      AMENDMENT OR TERMINATION OF THE PLAN.....................................................................8

12.      ADMINISTRATION...........................................................................................9

13.      COMMITTEE RULES FOR FOREIGN JURISDICTIONS...............................................................10

14.      SECURITIES LAWS REQUIREMENTS............................................................................10

15.      GOVERNMENT REGULATIONS..................................................................................10

16.      NO ENLARGEMENT OF EMPLOYEE RIGHTS.......................................................................10

17.      GOVERNING LAW...........................................................................................11

18.      EFFECTIVE DATE..........................................................................................11



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                               DAOU SYSTEMS, INC.

                          EMPLOYEE STOCK PURCHASE PLAN


1.       PURPOSE.

         The purpose of this Plan is to provide an opportunity for Employees of DAOU Systems, Inc. (the "Corporation") and its Designated Subsidiaries, to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that the Plan qualify as an "Employee Stock Purchase Plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), although the Corporation makes no undertaking nor representation to maintain such qualification. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.       DEFINITIONS.

         (a) "BOARD" shall mean the Board of Directors of the Corporation.

         (b) "CODE" shall mean the Internal Revenue Code of 1986, of the U.S.A., as amended.

         (c) "COMMITTEE" shall mean the committee appointed by the Board in accordance with Section 12 of the Plan.

         (d) "COMMON STOCK" shall mean the Common Stock, .001 par value, of the Corporation, or any stock into which such Common Stock may be converted.

         (e) "COMPENSATION" shall mean all regular straight time gross earnings, and shall not include payments for overtime, shift premium, incentive compensation, incentive payments, commissions, bonuses, and other compensation. The Committee shall have the authority to determine and approve all forms of compensation (such as commissions) to be included in the definition of compensation and may change the definition on a prospective basis.

         (f) "CORPORATION" shall mean DAOU Systems, Inc., a Delaware corporation.

         (g) "DESIGNATED SUBSIDIARY" shall mean any Subsidiary that has been designated by the Committee as eligible to participate in the Plan with respect to its Employees.

         (h) "EMPLOYEE" shall mean an individual classified as an employee by the Corporation or a Designated Subsidiary on the payroll records of the Corporation or the Designated Subsidiary during the relevant participation period.

         (i) "FAIR MARKET VALUE" shall mean the value of one (1) share of Common Stock on the relevant date, determined as follows:

                  (1) If the principal market for trading of the Common Stock is an exchange, the Nasdaq National Market System or other market system that reports a closing price, the reported "closing price" on the trading day which precedes the relevant day (E.G., the Offering Date or Purchase Date);

                  (2) If the principal market for trading the Common Stock does not report a closing price, the mean between the closing bid and the closing asked price on the trading day which precedes the relevant day;


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         and

                  (3) If neither (1) nor (2) applies, the fair market value as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

         (j) "OFFERING DATE" shall mean the first business day of each Purchase Period.

         (k) "PARTICIPANT" shall mean a participant in the Plan as described in
Section 4 of the Plan.

         (l) "PLAN" shall mean this DAOU Systems, Inc. Employee Stock Purchase Plan.

         (m) "PURCHASE DATE" shall mean the last business day of each Purchase Period.

         (n) "PURCHASE PERIOD" shall mean a six-month period or other period as determined by the Committee. The first Purchase Period shall commence on the Plan's Effective Date. Subsequent Purchase Periods, if any, shall run consecutively after the termination of the preceding Purchase Period.

         (o) "SHAREHOLDER" shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation's by-laws.

         (p) "SUBSIDIARY" shall mean any subsidiary corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code section 424(f).

3.       ELIGIBILITY.

         Any Employee regularly employed on a full-time or part-time basis by the Corporation or by any Designated Subsidiary on an Offering Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Offering Date, provided that employment commence one month prior to the Purchase Period beginning on that Offering Date. The Board also may determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Code section 414(g). An Employee shall be considered employed on a full-time basis unless his or her customary employment is less than 20 hours per week or five months per year. No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code section 424(d)), shares of capital stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code section 423(b)(5). The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

4.       PARTICIPATION AND WITHDRAWAL.

         4.1 An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Offering Date, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation or by following an electronic or other enrollment process as prescribed by the Committee. Participation may be conditioned on an eligible Employee's consent to transfer and process personal data and on acknowledgment and agreement to Plan terms and other specified conditions. An eligible Employee may authorize payroll deductions to pay for shares of Common Stock pursuant to the Plan (the "Payroll Deductions") at the rate of any whole percentage of the

Compensation, not to exceed fifteen percent (15%) of the Employee's Compensation, or such greater percentage, as specified by the Committee, as applied to a Purchase Period. All Payroll Deductions may be held by the Corporation and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such Payroll Deductions except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Corporation under the Plan and the amount of each Participant's Payroll Deductions shall be credited to such account. A Participant may not make any additional payments into such account. If applicable, Payroll Deductions made with respect to employees paid in currencies other than U.S. dollars shall be converted to U.S. dollars as of each Purchase Date using the then applicable exchange rate, as determined by the Committee.

         4.2 A Participant may decrease his or her rate of payroll deductions only once during each Purchase Period, unless other procedures are prescribed by the Committee. A Participant may increase his or her rate of payroll deductions only effective on the first payroll date following the next Purchase Date by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless the Committee determines to change the maximum permissible rate.

         4.3 (a) Under procedures established by the Committee, a Participant may discontinue participation in the Plan at any time during a Purchase Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Corporation or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless the Committee determines to change the maximum permissible rate.

             (b) If a Participant discontinues participation during a Purchase Period, such Participant may: 1) have his or her accumulated Payroll Deductions during such Purchase Period remain in the Plan for purchase of shares as specified in Section 6 on the following Purchase Date; or 2) receive an amount equal to his or her aggregate Payroll Deductions during such Purchase Period. The Participant will not again participate until he or she re-enrolls in the Plan. The Committee may establish rules limiting the frequency with which Participants may discontinue and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume payroll deductions following discontinuance. The Committee also may change the rules regarding discontinuance of participation or changes in participation in the Plan.

              (c) In the event any Participant terminates employment with the Corporation or any Subsidiary for any reason (including death) prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or the Participant's estate without interest (except where required by local law). Whether a termination of employment has occurred shall be determined by the Committee. The Committee also may establish rules regarding when leaves of absence or change of employment status (E.G., from full-time to part-time) will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Corporation and its Subsidiaries. In the event of a Participant's death, any accumulated Payroll Deductions will be paid, without interest, to the estate or legal representative of the Participant.

5.       OFFERING.

         5.1 The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be one million five hundred thousand (1,500,000) shares.

         5.2 Each Purchase Period shall be determined by the Committee. Unless otherwise determined by

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the Committee, the Plan will operate with successive semi-annual Purchase
Periods commencing at the Plan Effective Date. The Committee shall have the power to change the duration of future Purchase Periods, without shareholder approval, and without regard to the expectations of any Participants.

         5.3 With respect to each Purchase Period, each eligible Employee who has elected to participate as provided in Section 4.1 shall be granted an option to purchase the number of shares of Common Stock which may be purchased with the Payroll Deductions accumulated in an account maintained on behalf of such Employee (assuming payroll deductions at a rate of 15% of wages or base salary or such greater percentage of base salary as determined by the Committee) during each Purchase Period at the purchase price specified in Section 5.4 below, subject to the following additional limitations:

              (a) The number of shares which may be purchased by any eligible Employee on the first Purchase Date to occur in any calendar year may not exceed the number of shares determined by dividing $25,000 by the Fair Market Value of a share of Common Stock on the first day of the Purchase Period in which such Purchase Date occurs.

              (b) The number of shares which may be purchased by an Eligible Employee on any subsequent Purchase Date which occurs in the same calendar year (as referred to in subsection (a) above) shall not exceed the number of shares determined by performing the calculation below:

         STEP ONE: The number of shares purchased by the Employee during any Purchase Period whose Purchase Date occurred in the same calendar year shall be multiplied by the Fair Market Value of a share of Common Stock on the first day of such previous Purchase Period in which such shares were purchased.

         STEP TWO: The amount determined in Step One shall be subtracted from $25,000.

         STEP THREE: The amount determined in Step Two shall be divided by the Fair Market Value of a share of Common Stock on the first day of the Purchase Period in which the subsequent Purchase Date (for which the maximum number of shares which may be purchased is being determined by this calculation) occurs. The quotient thus obtained shall be the maximum number of shares which may be purchased by any eligible Employee on such subsequent Purchase Date.

         5.4 The option price under each option shall be the lower of:
(i) a percentage (not less than eighty-five percent (85%)) established by the Committee ("Designated Percentage") of the Fair Market Value of the Common Stock on the Offering Date on which an option is granted, or (ii) the Designated Percentage of the Fair Market Value on the Purchase Date on which the Common Stock is purchased. The Committee may change the Designated Percentage with respect to any future Purchase Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Purchase Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date.

         5.5 If the total number of shares of Common Stock for which options granted under the Plan are exercisable exceeds the maximum number of shares offered on any Offering Date, the number of shares which may be purchased under options granted on the Offering Date shall be reduced on a pro rata basis in as nearly a uniform manner as shall be practicable and equitable. In this event, Payroll Deductions shall also be reduced or refunded accordingly. If an Employee's Payroll Deductions during any Exercise Period exceeds the purchase price for the maximum number of shares permitted to be purchased under Section 5.3, the excess shall be refunded to the Participant without interest (except where otherwise required by local law).

         5.6 Notwithstanding any other provision of the Plan to the contrary, no Employee participating in the

Code section 423 Plan shall be granted an option to purchase Common Stock under the Plan and all employee stock purchase plans of the Corporation and its Subsidiaries at a rate which exceeds $25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The foregoing sentence shall be interpreted so as to comply with Code section 423(b)(8).

6.       PURCHASE OF STOCK.

         Upon the expiration of each Purchase Period, a Participant's option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated Payroll Deductions credited to the Participant's account at that time shall purchase at the applicable price specified in Section 5.4. No fractional shares of Common Stock will be purchased under the Plan. Any funds insufficient to purchase an additional whole share of Common Stock will remain in the Participant's account until the next Purchase Period.

7.       PAYMENT AND DELIVERY.

         Upon the exercise of an option on each Purchase Date, the Corporation shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee (or a broker selected by the Participant) or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Corporation shall retain the amount of Payroll Deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in
Section 7.

8.       RECAPITALIZATION.

         8.1 If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of
Section 5.3 and the maximum number of shares specified in Section 5.1 shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

         8.2 The Board, if it so determines in the exercise of its sole discretion, also may adjust the number of shares specified in Section 5.1, as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in the event the Corporation effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

         8.3 The Board's determinations under this Section 8 shall be conclusive and binding on all parties.

9.       MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

         9.1 In the event of the proposed liquidation or dissolution of the Corporation, the Purchase Period then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all Payroll Deductions will be refunded without interest to the Participants.

         9.2 In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as a Purchase, and all outstanding options shall be deemed exercisable on such date or (3) all outstanding options shall terminate and the accumulated Payroll Deductions shall be returned to the Participants, without interest.

10.      TRANSFERABILITY.

         Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 4.2.

11.      AMENDMENT OR TERMINATION OF THE PLAN.

         11.1 The Plan shall continue for a ten (10) year period from the initial effective date (reference section 18.0), unless previously terminated in accordance with Section 11.2.

         11.2 The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the shareholders, no such revision or amendment shall:

              (a) materially increase the number of shares subject to the Plan, other than an adjustment under Section 8 of the Plan;

              (b) materially modify the requirements as to eligibility for participation in the Plan, except as otherwise specified in this Plan;

              (c) materially increase the benefits accruing to Participants;

              (d) reduce the purchase price specified in Section 5.4, except as specified in Section 8;

              (e) extend the term of the Plan beyond the date specified in
Section 11.1; or

              (f) amend this Section 11.2 to defeat its purpose.

12.      ADMINISTRATION.

         The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and who may be removed by the Board at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duties, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt sub-plans applicable to specified Subsidiaries or locations and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

13.      COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

         13.1 The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

         13.2 The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

14.      SECURITIES AND EXCHANGE CONTROL LAWS REQUIREMENTS.

         The Corporation shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

15.      GOVERNMENTAL REGULATIONS.

         This Plan and the Corporation's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

16.      NO ENLARGEMENT OF EMPLOYEE RIGHTS.

         Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time. It is not intended that any rights or benefits provided under this Plan shall be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension, retirement or similar payments.

17.      GOVERNING LAW.

         This Plan shall be governed by California law.

18.      EFFECTIVE DATE.

         This Plan shall be effective [[ _______________________ ]], 2000, subject to approval of the shareholders of the Corporation within 12 months of its adoption by the Board of Directors.